Exhibit 5.1

Opinion of K&L Gates LLP

April 27, 2012

World Wrestling Entertainment, Inc.
1241 East Main Street
Stamford, CT 06902

Ladies and Gentlemen:

We have acted as counsel to World Wrestling Entertainment, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 2,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $.01 per share, that may be issued pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as further amended, the Company’s Amended and Restated By-laws, as further amended, the corporate action of the Company that provides for the issuance of the Shares, and the Plan, and we have made such other investigation as we have deemed appropriate.  We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Our opinions set forth below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP